ARMSTRONG TEASDALE LLP
                                Attorneys at Law
                       One Metropolitan Square, Suite 2600
                         St. Louis, Missouri 63102-2740
                              Phone: (314) 621-5070
                               Fax: (314) 621-5065
                            www.armstrongteasdale.com


                                 April 28, 1999



Proactive Asset Allocation Funds
21 Hawk Ridge Circle
Lake Saint Louis, MO  63366-4240

Ladies and Gentlemen:

     We have acted as counsel to Proactive Asset Allocation Funds, a Massachusetts business trust (the "Trust"), in connection with the proposed public offer and sale of an unlimited number of shares of beneficial interest (the "Shares") in a series designated as OPTI-FLEX(R) Dynamic Fund and the filing with the Securities and Exchange Commission of the Trust's Post-Effective Amendment No. 5 to the Trust's Registration Statement on Form N-1A (File Nos. 333-5208 and 811-9156) (the "Registration Statement").

     Based upon the foregoing, it is our opinion that the unlimited number of unissued Shares designated as OPTI-FLEX(R) Dynamic Fund, which are currently being registered pursuant to the Registration Statement, when sold in accordance with the Prospectus contained in the Registration Statement, will be legally issued, fully paid and nonassessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for obligations of the Trust.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    ARMSTRONG TEASDALE LLP